Exhibit 4.1

THE WESTERN UNION COMPANY

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

and

COMPUTERSHARE TRUST COMPANY, N.A., as Base Trustee

(as successor to Wells Fargo Bank, National Association)

4.750% Senior Notes due 2029

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 9, 2026

to

INDENTURE

Dated as of November 17, 2006

Exhibit A	—	Form of 2029 Note

- ii -

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of March 9, 2026, among The Western Union Company, a Delaware corporation (the “Issuer”), Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee under the Base Indenture (as defined below) (the “Base Trustee”) and U.S. Bank Trust Company, National Association, as series trustee under the Indenture (as defined below) in respect of the series of Notes (as defined below) to be issued by the Issuer pursuant to this Third Supplemental Indenture (the “Trustee”).

RECITALS

WHEREAS, the Issuer and the Base Trustee entered into an Indenture, dated as of November 17, 2006 (the “Base Indenture”), pursuant to which senior debentures, notes or other evidences of indebtedness of the Issuer may be issued in one or more series from time to time;

WHEREAS, the Base Trustee has acted and will continue to act as Trustee (as defined under the Base Indenture) in respect of all series of Securities which have been issued under the Base Indenture prior to the date of this Third Supplemental Indenture and remain outstanding;

WHEREAS, Sections 2.01 of the Base Indenture permits the forms and terms of the Securities of any series as permitted in Section 2.03 of the Base Indenture to be established in an indenture supplemental to the Base Indenture;

WHEREAS, Section 2.03 of the Base Indenture provides that a supplemental indenture establishing a series of Securities shall establish a trustee, authenticating agent and paying agent with respect to such series of Securities, if different from those set forth in the Base Indenture;

WHEREAS, the Issuer wishes to establish the Trustee as trustee, authentication agent and paying agent under the Indenture (as defined below) and has requested, pursuant to Section 2.03 of the Base Indenture, the Trustee to join with it and the Base Trustee in the execution and delivery of this Third Supplemental Indenture in order to supplement the Base Indenture by, among other things, establishing the forms and certain terms of new series of Securities to be known as the Issuer’s “4.750% Senior Notes due 2029” (the “Notes”) and adding certain provisions thereto for the benefit of the Holders of the Notes;

WHEREAS, the Issuer hereby appoints the Trustee as trustee and as an authentication and payment agent with respect to the Notes, and the Trustee hereby accepts such appointment, as the Trustee and as authentication agent and paying agent under the Indenture (as defined below) for the Notes;

WHEREAS, the Issuer has furnished the Trustee with a duly authorized and executed issuer order dated March 9, 2026, authorizing the issuance of the Notes, such issuer order sometimes referred to herein as the “Authentication Order;”

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid, binding and enforceable agreement of the Issuer, the Base Trustee and the Trustee and a valid supplement to the Base Indenture have been done; and

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase by the Holders of the Notes to be issued hereunder, the Issuer and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the Holders from time to time of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.1 Definitions.

The Base Indenture together with this Third Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture.” For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Base Indenture as supplemented and amended by this Third Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture. If a capitalized term is defined in the Base Indenture and this Third Supplemental Indenture, the definition in this Third Supplemental Indenture shall apply to the Notes.

“Additional Notes” has the meaning set forth in Section 2.3.

“Applicable Law” has the meaning set forth in Section 10.11.

“Applicable Rating Agency” has the meaning set forth in Section 2.4(b).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of the Issuer’s assets and the assets of its subsidiaries substantially as an entirety or as an entirety, taken as a whole, to any person, other than the Issuer or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Issuer’s outstanding Voting Stock or other Voting Stock into which the Issuer’s Voting Stock is reclassified, consolidated, exchanged or changed in such transaction, measured by voting power rather than number of shares; (3) the Issuer consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the Issuer’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Issuer’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Issuer’s board of directors are not Continuing Directors; or (5) the adoption of a plan relating to the Issuer’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) or (3) above if (i) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Offer” has the meaning set forth in Section 4.1.

“Change of Control Payment” has the meaning set forth in Section 4.1.

“Change of Control Payment Date” has the meaning set forth in Section 4.1.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Issuer’s board of directors who (1) was a member of such board of directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or resolution adopted by the Issuer’s board of directors or by approval by the Issuer’s board of directors of the Issuer’s proxy statement in which such member was named as a nominee for election as a director).

“DTC” means The Depository Trust Company.

“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s and “BBB-” (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Issuer.

“Issue Date” means March 9, 2026.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Notes” means the Notes issued by the Issuer hereunder, including, without limitation, any Additional Notes, treated as a single series of securities with the foregoing.

“Par Call Date” has the meaning set forth in Section 3.2.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any or both of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Issuer (as certified by a resolution of the Issuer’s board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by all of the Rating Agencies from an Investment Grade Rating to below an Investment Grade Rating, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice by the Issuer of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if any of the Rating Agencies does not announce or publicly confirm or inform the Issuer that the reduction in ratings was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has been consummated at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act other than Moody’s or S&P, as selected by the Issuer (as certified by a resolution of the Issuer’s board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs:

(i) The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

(ii) If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

SECTION 1.2 Rules of Construction.

For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this article have the meanings assigned to them in this Article One and include the plural as well as the singular;

(b) all other terms used in the Indenture which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;

(d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture as a whole and not to any particular article, section or other subdivision; and

(e) all references used herein to the male gender shall include the female gender.

ARTICLE TWO

SECURITIES FORMS

SECTION 2.1 Creation of the Notes; Designations.

In accordance with Section 2.03 of the Base Indenture, the Issuer hereby creates the Notes as a series of its Securities issued pursuant to the Indenture. In accordance with Section 2.03 of the Base Indenture, the Notes shall be known and designated as the Issuer’s “4.750% Senior Notes due 2029.”

SECTION 2.2 Forms Generally.

The Notes and the Trustee’s certificate of authentication shall be in the form set forth in Exhibit A, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of the Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

SECTION 2.3 Title and Terms of Notes.

(a) The aggregate principal amount of Notes which shall be authenticated and delivered on the Issue Date under the Indenture shall be $450,000,000; provided, however, that the Issuer from time to time, without giving notice to or seeking the consent of the Holders of the Notes, may issue additional Notes (the “Additional Notes”) in any amount having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date, which Additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes; provided, however, if any such Additional Notes are not fungible for U.S. federal income tax purposes with any Notes previously issued, the Additional Notes will have a separate CUSIP number. Any such Additional Notes shall be authenticated by the Trustee upon receipt of an Authentication Order to that effect, and when so authenticated, will constitute “Notes” for all purposes of the Indenture and will (together with all other Notes of such series issued under the Indenture) constitute a single series of Securities under the Indenture. The Notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) Maturity Date. The principal amount of the Notes is due and payable in full on June 15, 2029.

(c) Interest Rate. The Notes shall bear interest at the rate of 4.750% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months), as set forth in Exhibit A; provided, however, that the interest rate payable on the Notes is subject to Section 2.4 of this Third Supplemental Indenture.

(d) Principal of, premium, if any, and interest on the Notes shall be payable as set forth in Exhibit A.

(e) Other than as provided in Article Three of this Third Supplemental Indenture, the Notes shall not be redeemable.

(f) The Notes shall not be convertible into any other securities.

(g) Section 2.07 of the Base Indenture shall apply to the Notes.

(h) The Issuer initially appoints the Trustee as registrar (in such capacity, the “Registrar”), paying agent (in such capacity, the “Paying Agent”) and transfer agent (in such capacity, the “Transfer Agent”) with respect to the Notes until such time as the Trustee has resigned or a successor has been appointed.

(i) The Notes will be issuable in the form of one or more Registered Global Securities and the Depositary for such Registered Global Securities will be DTC.

(j) The Issuer shall pay principal of, premium, if any, and interest on the Notes in Dollars.

(k) The Notes shall not be entitled to the benefit of any sinking fund.

SECTION 2.4 Interest Rate Adjustment.

(a) The interest rate payable on the Notes will be subject to adjustments from time to time if either Moody’s or S&P, or, in either case, any Substitute Rating Agency downgrades (or subsequently upgrades) the debt rating assigned to the Notes, in the manner described below:

(b) If the rating from Moody’s or S&P (or, in either case if applicable, any Substitute Rating Agency) with respect to the Notes (each, an “Applicable Rating Agency,” and collectively, the “Applicable Rating Agencies”) is decreased to a rating set forth in the immediately following table with respect to that Applicable Rating Agency, the per annum interest rate on the Notes will increase such that it will equal the per annum interest rate payable on the Notes on the date of their initial issuance, plus the percentage set forth opposite the ratings from the table below, plus any applicable percentage from the immediately following clause (c) of this Section 2.4.

	Applicable Rating Agency
Rating Level	Moody’s*	S&P*	Percentage
1	Ba1	BB+	0.25%
2	Ba2	BB	0.50%
3	Ba3	BB-	0.75%
4	B1 or below	B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

(c) Notwithstanding the foregoing, if at any time the interest rate on the Notes has been adjusted upward as a result of a decrease in a rating by an Applicable Rating Agency and that Applicable Rating Agency subsequently increases its rating with respect to the Notes to any of the threshold ratings set forth above, the per annum interest rate on such Notes will be decreased such that the per annum interest rate on the Notes equals the interest rate payable on the Notes on the date of their initial issuance, plus the percentages set forth opposite the ratings from the table in Section 2.4(b) above in effect immediately following the increase in rating; provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating of the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating of the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on the Notes will be decreased to the per annum interest rate payable on the date of their initial issuance.

(d) No adjustment in the interest rate of the Notes shall be made solely as a result of an Applicable Rating Agency ceasing to provide a rating of the Notes. If at any time less than two Applicable Rating Agencies provide a rating of the Notes, the Issuer will use its commercially reasonable efforts to obtain a rating of the Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the per annum interest rate on the Notes pursuant to the table above:

(i) such Substitute Rating Agency will be substituted for the last Applicable Rating Agency to provide a rating of such Notes but which has since ceased to provide such rating;

(ii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Issuer and, for purposes of determining the applicable ratings included in the table in Section 2.4(b) above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table; and

(iii) the per annum interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on the date of their initial issuance, plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table in Section 2.4(b) above (taking into account the provisions of clause (ii) above).

For so long as (i) only one Applicable Rating Agency provides a rating of the Notes, any increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by that Applicable Rating Agency shall be twice the applicable percentage set forth in the table in Section 2.4(a) above and (ii) no Applicable Rating Agency provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of their initial issuance.

(e) Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments. In no event shall (1) the per annum interest rate on the Notes be reduced below the interest rate payable on the Notes on the date of their initial issuance, or (2) the per annum interest rate on the Notes exceed a rate that is 2.00% above the interest rate payable on the Notes on the date of their initial issuance.

(f) Any interest rate increase or decrease described above on the Notes will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate of the Notes. If Moody’s or S&P (or any Substitute Rating Agency) changes its rating of the Notes more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the Notes described above relating to such Applicable Rating Agency’s action.

(g) The interest rate on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Applicable Rating Agency) if the Notes become rated “A3” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “A-” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if only rated by one Applicable Rating Agency, in each case with a stable or positive outlook.

If the interest rate payable on the Notes is increased as described under this Section 2.4, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

The interest rate and the amount of interest payable on the Notes will be determined and calculated by the Issuer. For the avoidance of doubt, the Trustee shall have no duty to monitor any ratings of the Notes, or to determine if an adjustment to any interest rate is to be made or what an interest rate should be, or make any other determinations or calculations in respect of the interest amounts due on the Notes, or to notify the Holders of any of the foregoing or determine the consequences thereof.

ARTICLE THREE

REDEMPTION

SECTION 3.1 Selection of Securities to be Redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note of the same series in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the applicable depositary.

SECTION 3.2 Optional Redemption.

(a) Prior to May 15, 2029 (the “Par Call Date”), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) unpaid interest accrued thereon to, but not including, the redemption date, and

(ii) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, unpaid interest accrued thereon to, but not including, the redemption date.

(b) On or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest accrued thereon to, but not including, the redemption date.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes of this Section 3.2, absent manifest error. The Trustee shall not be responsible or liable for determining, confirming or verifying the redemption price.

Notice of any redemption under this Section 3.2 shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Notwithstanding anything in this Section 3.2, the Issuer may acquire the Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

SECTION 3.3 Redemption Procedures.

Except as provided in this Article Three, the provisions of Article 3 of the Base Indenture shall apply in the case of a redemption pursuant to this Article Three.

ARTICLE FOUR

COVENANTS

Holders of the Notes shall be entitled to the benefit of all covenants in Article 4 of the Base Indenture and the following additional covenants, which shall be deemed to be provisions of the Base Indenture with respect to the Notes; provided that this Article Four shall not become a part of the terms of any other series of Securities:

SECTION 4.1 Change of Control.

(a) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Issuer has exercised its right to redeem the Notes, the Issuer will be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 and integral multiples in excess thereof) of that Holder’s Notes on the terms set forth in such Notes. In a Change of Control Offer, the Issuer shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed (or sent electronically in accordance with applicable DTC procedures) to Holders of the Notes to be repurchased, with a copy to the Trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed or sent (a “Change of Control Payment Date”). The notice shall, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer and not withdrawn;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(c) On the Change of Control Payment Date all Notes purchased by the Issuer under this Section 4.1 shall be delivered to the Trustee for cancellation, and the Issuer shall pay the Change of Control Payment to the Holders entitled thereto.

(d) The Paying Agent will promptly mail or provide in accordance with the applicable procedures of DTC to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(e) The Issuer shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.1 applicable to a Change of Control Offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuer shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date and Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(f) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder in connection with the repurchase of Notes pursuant to this Section 4.1 to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.1, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.1 by virtue of any such conflict and compliance.

ARTICLE FIVE

SATISFACTION AND DISCHARGE

SECTION 5.1 Discharge and Defeasance.

The provisions in Article 8 of the Base Indenture relating to Discharge and Defeasance (including Sections 8.01, 8.05 and 8.06) shall be applicable to the Notes, including the provisions relating to Change of Control Offers; provided that for the purposes of Section 8.05(e) of the Base Indenture, the term “Holder” shall refer to the beneficial owner.

ARTICLE SIX

APPOINTMENT OF TRUSTEE

SECTION 6.1 Appointment of U.S. Bank Trust Company, National Association as Trustee for the Notes. Pursuant to the Base Indenture, the Issuer hereby appoints U.S. Bank Trust Company, National Association as Trustee under the Base Indenture with respect to the Notes and in respect of all series of the Securities issued after the Notes, and vests in and confirms with the Trustee all rights, powers, trusts, privileges, protections, immunities, indemnities, limitations of liability, duties and obligations of a Trustee under the Indenture with respect to the Notes. There shall continue to be vested in and confirmed with the Base Trustee all of its rights, powers, trusts, privileges, duties and obligations as Trustee under the Base Indenture with respect to all of the series of Securities as to which it has served and continues to serve as trustee under the Base Indenture. With respect to the Notes, all references to the Trustee in the Base Indenture shall be understood to be references to the Trustee.

SECTION 6.2 Appointment of Registrar, Transfer Agent and Paying Agent. The Issuer hereby appoints the Trustee as Registrar, Paying Agent (as such terms are defined in the Base Indenture) and transfer agent upon whom notices and demands may be served, in each case, with respect to the Notes.

SECTION 6.3 Corporate Trust Office. For any purposes relating to the Notes or the Trustee, references in the Base Indenture to the office of the Trustee shall be deemed to refer to the corporate trust office of the Trustee, which is located at U.S. Bank Trust Company, National Association, Attention: Corporate Trust Services – The Western Union Company Administrator, 190 S. LaSalle Street 7th Floor, Chicago, IL 60603.

ARTICLE SEVEN

THE BASE TRUSTEE

SECTION 7.1 Base Trustee’s Acknowledgement. The Base Trustee hereby acknowledges that it will not serve as the Trustee under the Base Indenture with respect to the Notes; and the parties hereto expressly acknowledge and agree that the Base Trustee shall have no liabilities, duties or obligations of any kind (under the Indenture or otherwise) with respect to the Notes or the issuance thereof and that the Base Trustee shall have no responsibility or liability for the sufficiency or effectiveness of this Third Supplemental Indenture for any purpose.

SECTION 7.2 Duties Under Supplemental Indenture. The Base Trustee shall have no liabilities, duties or obligations under or in respect of this Third Supplemental Indenture, and no implied duties or obligations of any kind shall be read into this Third Supplemental Indenture on the part of the Base Trustee.

ARTICLE EIGHT

THE TRUSTEE

SECTION 8.1 Representations and Warranties. The Trustee hereby represents and warrants to the Base Trustee and to the Issuer that:

(a) The Trustee is qualified and eligible, under the provisions of Section 7.09 of the Base Indenture and the Trust Indenture Act of 1939, as amended, to act as Trustee under the Indenture.

(b) This Third Supplemental Indenture has been duly authorized, executed and delivered on behalf of the Trustee and constitutes its legal, valid and binding obligation.

ARTICLE NINE

AMENDMENTS TO THE BASE INDENTURE

SECTION 9.1 Amendment of Section 1.01 of the Base Indenture.

(a) Section 1.01 of the Base Indenture is hereby amended by replacing subsection (11) of the definition of “Permitted Liens” in its entirety with the following:

(i) “(11) Liens not otherwise permitted if the aggregate amount of the indebtedness secured by those Liens, plus the aggregate sales price of property involved in Sale and Leaseback Transactions referred to in Section 4.08(a), does not exceed the greater of $300 million or 15% of Consolidated Net Worth.”

(b) Section 1.01 of the Base Indenture is hereby amended by replacing the definition of “Financing Lease” in its entirety with the following:

(i) “Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP as it exists on March 9, 2026 to be accounted for as a finance lease as defined within Accounting Standards Codification 842, Leases.

SECTION 9.2 Amendment of Section 4.08(a) of the Base Indenture.

Section 4.08(a) of the Base Indenture is hereby amended by replacing that section in its entirety with the following:

“(a) the sum of the aggregate sale price of property involved in the Sale and Leaseback Transactions not otherwise permitted plus the aggregate amount of indebtedness secured by Liens referred to in subsection (11) of the definition of “Permitted Liens” does not exceed the greater of $300 million or 15% of Consolidated Net Worth;”.

ARTICLE TEN

MISCELLANEOUS

SECTION 10.1 Effect of Third Supplemental Indenture.

(a) This Third Supplemental Indenture is a supplemental indenture within the meaning of Section 2.03 of the Base Indenture, and the Base Indenture shall be read together with this Third Supplemental Indenture and shall have the same effect over the Notes, in the same manner as if the provisions of the Base Indenture and this Third Supplemental Indenture were contained in the same instrument and nothing herein shall constitute an amendment, supplement or waiver requiring the approval of any of the holders of any existing Securities of a series pursuant to Section 9.02 of the Base Indenture.

(b) In all respects, the Base Indenture is confirmed by the parties hereto as supplemented by the terms of this Third Supplemental Indenture.

(c) Nothing contained herein or in the Base Indenture shall constitute Base Trustee and Trustee as co-trustees of the same trust and each of the Base Trustee and Trustee shall be a Trustee (as defined in the Base Indenture) of a trust or trusts under the Base Indenture separate and apart from any trust or trusts administered by any other such Trustee (as defined in the Base Indenture).

(d) The Issuer’s obligation and covenant to reimburse each of the Base Trustee and Trustee for reasonable out-of-pocket expenses, disbursements and advances incurred and to indemnify each of the Base Trustee and Trustee, as applicable, pursuant to, and in accordance with, the terms of Section 7.07 of the Base Indenture shall extend to any loss or liability or expense incurred by the Base Trustee or the Trustee, as applicable (without negligence, bad faith or willful misconduct as determined by a final, non-appealable decision of a court of competent jurisdiction in each instance on the part of Base Trustee or Trustee, as applicable), arising out of or in connection with any series of the Securities under the Indenture, regardless of whether the Base Trustee or the Trustee, as applicable, is the respective Trustee of such series of the Securities.

The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee or in accordance with the provisions of this Indenture, except for any such expense, disbursement or advance as may arise from its negligence or bad faith as determined by a final, non-appealable decision of a court of competent jurisdiction. Such expenses shall include the reasonable compensation and expenses of the Trustee’s counsel and other persons not regularly in their employ.

SECTION 10.2 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 10.3 Successors and Assigns.

All covenants and agreements in this Third Supplemental Indenture by the Issuer, Base Trustee, Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.

SECTION 10.4 Severability Clause.

In case any provision in this Third Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.5 Benefits of Third Supplemental Indenture.

Nothing in this Third Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.

SECTION 10.6 Conflict.

In the event that there is a conflict or inconsistency between the Base Indenture and this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture shall control; provided, however, if any provision hereof limits, qualifies or conflicts with another provision herein or in the Base Indenture, in either case, which is required or deemed to be included in the Indenture by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.

SECTION 10.7 Governing Law.

THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 10.8 Trustee.

Neither the Base Trustee nor the Trustee shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

In the performance of its obligations hereunder, U.S. Bank Trust Company, National Association, as Trustee for the Notes, shall be provided with all of the rights, benefits, protections, privileges, powers, indemnities, limitations of liability and immunities afforded to the Trustee (as defined in the Base Indenture) pursuant to the Base Indenture. No provision of this Third Supplemental Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity against any costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

It is hereby confirmed that all the rights, powers, trusts and duties of the Base Trustee, as Trustee (as defined in the Base Indenture), in respect of all series of the Securities which have been issued prior to the date hereof and remain outstanding shall continue to be vested in the Base Trustee.

SECTION 10.9 Counterparts.

This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English). The Issuer agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

The Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to this Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

SECTION 10.10 Force Majeure.

In no event shall any of the Trustee, any Paying Agent or any Transfer Agent be responsible or liable for any failure or delay in the performance of its obligations arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, (i) any act or provision of any present or future law or regulation or governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) accidents, (viii) labor dispute, (ix) disease, (x) epidemic or pandemic, (xi) quarantine, (xii) national emergency, (xiii) loss or malfunction of utility or computer software or hardware, (xiv) communications system failure, (xv) malware or ransomware or (xvi) unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or (xvii) unavailability of securities clearing system; it being understood that each of the Trustee, Paying Agent and Transfer Agent shall undertake commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 10.11 U.S.A. PATRIOT Act.

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee and Agents are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee and Agents. Accordingly, each of the parties agrees to provide to the Trustee and Agents, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and Agents to comply with Applicable Law.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed on the date and year first written above.

THE WESTERN UNION COMPANY,
as the Company

By:	/s/ Matt Cagwin
	Name:	Matt Cagwin
	Title:	Executive Vice President
and Chief Financial Officer

[Signature page to Third Supplemental Indenture]

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Linda Garcia
Name: Linda Garcia
Title: Vice President

[Signature page to Third Supplemental Indenture]

SUBJECT TO ARTICLE 7 OF THIS THIRD SUPPLEMENTAL INDENTURE, ACKNOWLEDGED AND AGREED:

BASE TRUSTEE:

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Eric Schlemmer
Name: Eric Schlemmer
Title: Vice President

[Signature page to Third Supplemental Indenture]

EXHIBIT A

Form of 4.750% Senior Notes Due 2029

THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

THE WESTERN UNION COMPANY

4.750% SENIOR NOTES DUE 2029

No. [  ]

CUSIP: 959802 BB4

ISIN: US959802BB45

$[  ]

THE WESTERN UNION COMPANY, a Delaware corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of [ ] DOLLARS ($[ ]), or such other amount as indicated on the Schedule of Exchanges of Notes attached hereto, on June 15, 2029.

Issue Date: March 9, 2026.

Interest Payment Dates: June 15 and December 15, commencing December 15, 2026.

Regular Record Dates: June 1 and December 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which shall for all purposes have the same effect as if set forth at this place.

Exhibit A-1

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Date:	THE WESTERN UNION COMPANY

By:
		Name:	Matt Cagwin
		Title:	Executive Vice President and Chief Financial Officer

Exhibit A-2

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities authorized to be issued pursuant to the Indenture referred to in this Note.

Date:	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Officer

Exhibit A-3

(Reverse of 2029 Note)

4.750% Senior Note due 2029

1.	Definitions.

Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Base Indenture dated as of November 17, 2006, as amended by the First Supplemental Indenture dated as of September 6, 2007 (the “First Supplemental Indenture”), and the Second Supplemental Indenture dated as of May 3, 2019 (the Second Supplemental Indenture”), each between the Company and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as base trustee (the “Base Trustee”), and as further supplemented by the Third Supplemental Indenture dated as of March 9, 2026, among the Company, U.S. Bank Trust Company, National Association, as series trustee (the “Trustee”), and the Base Trustee (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

2.	Principal and Interest.

The Company promises to pay the principal of this Note on June 15, 2029. If the maturity date of this Note is not a Business Day, then the principal amount of the Note plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day with the same effect as if payment were made on the maturity date, and no interest shall accrue for the maturity date, or thereafter.

The Company promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate of 4.750% per annum, subject to adjustment as set forth herein (the per annum rate at which the Notes shall bear interest at any time, the “Note Interest Rate”).

Interest shall be payable semi-annually in arrears (to the holders of record of this Note at the close of business on the June 1 or December 1 immediately preceding the interest payment date) on each interest payment date, commencing December 15, 2026.

Interest on this Note shall accrue from and including the most recent interest payment date or, if no interest has been paid, from and including the Issue Date to and including the day immediately preceding the next succeeding interest payment date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date falls on a day that is not a Business Day, then such interest payment date shall be the next succeeding Business Day, without additional interest and with the same effect as if it were made on the originally scheduled date.

Interest not paid when due and any interest on principal, premium or interest not paid when due shall be paid to the Persons that are Holders on a special record date, which shall be the 15th day next preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 10 days before a special record date, the Company shall send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

3.	Interest Rate Adjustment.

The Note Interest Rate will be subject to adjustments from time to time if Moody’s Investors Service, Inc. (“Moody’s”) or S&P Global Ratings, a division of S&P Global Inc. (“S&P”) (or, if applicable, any Substitute Rating Agency (as defined below)) downgrades (or subsequently upgrades) the debt rating assigned to the Notes, as set forth below.

If the rating from Moody’s or S&P (or, in either case if applicable, any Substitute Rating Agency) with respect to the Notes (each, an “Applicable Rating Agency,” and collectively, the “Applicable Rating Agencies”) is decreased to a rating set forth in the immediately following table with respect to that Applicable Rating Agency, the Note Interest Rate will increase from 4.750% by the percentage set forth opposite that rating:

Exhibit A-R-1

Rating Level	Applicable Rating Agency
	Moody’s*	S&P*	Percentage
1	Ba1	BB+	0.25%
2	Ba2	BB	0.50%
3	Ba3	BB–	0.75%
4	B1 or below	B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency

If at any time the Note Interest Rate has been adjusted upward as a result of a decrease in a rating by an Applicable Rating Agency and that Applicable Rating Agency subsequently increases its rating with respect to the Notes to any of the threshold ratings set forth above, the Note Interest Rate will be decreased such that the per annum interest rate equals 4.750% plus the percentage set forth opposite the rating in effect immediately following the increase in the table above; provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating of the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating of the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the Note Interest Rate will be decreased to 4.750%.

No adjustment in the Note Interest Rate shall be made solely as a result of an Applicable Rating Agency ceasing to provide a rating. If at any time less than two Applicable Rating Agencies provide a rating of the Notes, the Company will use its commercially reasonable efforts to obtain a rating of the Notes from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the Notes (such organization, as certified by a resolution of the Company’s Board of Directors, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the Note Interest Rate pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Applicable Rating Agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table and (c) the Note Interest Rate will increase or decrease, as the case may be, such that the interest rate per annum equals 4.750% plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of clause (b) above). For so long as (i) only one Applicable Rating Agency provides a rating of the Notes, any increase or decrease in the Note Interest Rate necessitated by a reduction or increase in the rating by that Applicable Rating Agency shall be twice the applicable percentage set forth in the table above and (ii) no Applicable Rating Agency provides a rating of the Notes, the Note Interest Rate will increase to, or remain at, as the case may be, 6.750%.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments. In no event shall (1) the Note Interest Rate be reduced below 4.750% or (2) the Note Interest Rate exceed 6.750%.

Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. If Moody’s or S&P (or any Substitute Rating Agency) changes its rating of the Notes more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the Notes described above relating to such Applicable Rating Agency’s action.

Exhibit A-R-2

The Note Interest Rate will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Applicable Rating Agency) if the Notes become rated “A3” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “A-” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if only rated by one Applicable Rating Agency, in each case with a stable or positive outlook.

4.	Indenture.

This is one of the Securities issued under the Indenture. The terms of this Note include those stated in or otherwise provided in accordance with the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. This Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of this Note shall control.

This Note is a general unsecured obligation of the Company. The Indenture does not limit the original aggregate principal amount of the Notes, or any additional Securities that may be issued pursuant to the Indenture, and the Notes and all such additional Securities vote together for all purposes as a single class.

5.	Redemption and Repurchase; Change of Control Repurchase; Discharge Prior to Redemption or Maturity.

(a) Prior to May 15, 2029 (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus: 20 basis points less (b) unpaid interest accrued thereon to, but not including, the redemption date, and

(ii) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, unpaid interest accrued thereon to, but not including, the redemption date.

(b) On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest accrued thereon to, but not including, the redemption date.

If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its option to redeem the Notes as described above, the Company shall make an offer (the “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth in this Section 5. In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed (or sent electronically in accordance with applicable DTC procedures) to Holders of the Notes, with a copy to the Trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the applicable notice, which date shall be no earlier than 10 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice shall, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

Exhibit A-R-3

On each Change of Control Payment Date, the Company shall, to the extent lawful:

(a) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer and not withdrawn;

(b) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(c) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict and compliance.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes properly tender and do not withdraw the Notes in a Change of Control Offer (or an offer made by a third party as described above) and the Company, or any third-party making an offer in lieu of the Company, as described above, purchases all of the Notes properly tendered and not withdrawn by such Holders, the Company or the third party making such offer shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or offer by such third party described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment.

For purposes of the Change of Control Offer provisions of the Notes, the following definitions shall apply:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of the Company’s assets and the assets of its subsidiaries substantially as an entirety or as an entirety, taken as a whole, to any person, other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed in such transaction, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) or (3) above if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

Exhibit A-R-4

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s board of directors who (1) was a member of such board of directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or resolution adopted by the Company’s board of directors or by approval by the Company’s board of directors of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“DTC” means the Depository Trust Company.

“Investment Grade Rating” means a rating equal to or higher than “Baa3” (or the equivalent) by Moody’s and “BBB-” (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means March 9, 2026.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any or both of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by all of the Rating Agencies from an Investment Grade Rating to below an Investment Grade Rating, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice by the Company of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if any of the Rating Agencies does not announce or publicly confirm or inform the Company that the reduction in ratings was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has been consummated at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and its successors.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:

(i) The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call

Exhibit A-R-5

Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

(ii) If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

(a) The Notes are not entitled to the benefit of any sinking fund.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on this Note to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

6.	Covenant Defeasance.

The provisions in Article 8 of the Indenture relating to Discharge and Defeasance (including Sections 8.01, 8.05 and 8.06) shall be applicable to the Notes, including the provisions relating to Change of Control Offers; provided that, for the purposes of the Section 8.05(e) of the Indenture, the term “Holder” shall refer to the beneficial owner.

7.	Other Provisions.

With respect to the Notes, Section 4.08(a) as set forth in the Indenture shall read as follows: “(a) the sum of the aggregate sale price of property involved in the Sale and Leaseback Transactions not otherwise permitted plus the aggregate amount of indebtedness secured by Liens referred to in subsection (11) of the definition of “Permitted Liens” does not exceed the greater of $300 million or 15% of Consolidated Net Worth;”.

With respect to the Notes, subsection (11) of the definition of “Permitted Liens” as set forth in the Indenture shall read as follows: “(11) Liens not otherwise permitted if the aggregate amount of the indebtedness secured by those Liens, plus the aggregate sales price of property involved in Sale and Leaseback Transactions referred to in Section 4.08(a), does not exceed the greater of $300 million or 15% of Consolidated Net Worth.”

Exhibit A-R-6

With respect to the Notes, the definition of “Financing Lease” as set forth in the Indenture shall read as follows: “‘Financing Lease’ means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP as it exists on March 9, 2026 to be accounted for as a finance lease as defined within Accounting Standards Codification 842, Leases.”

8.	Registered Form; Denominations; Transfer; Exchange.

The Notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there shall be certain periods during which the Trustee may not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

9.	Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations provided in the Indenture, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

10.	Amendment and Waiver.

The Indenture and this Note may be amended, or default thereunder may be waived, in accordance with provisions set forth in the Indenture.

11.	Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

12.	Governing Law.

The laws of the State of New York shall govern this Note, without regard to conflicts of law principles thereof.

13.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company shall furnish a copy of the Indenture to any Holder upon written request and without charge.

Exhibit A-R-7

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)
the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Exhibit A-R-8

Date:

Seller

By

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Exhibit A-R-9

Signature Guarantee:[1]

By
To be executed by an executive officer

[1]

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A-R-10

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Registered Global Security for other Securities or a part of another Registered Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Registered Global Security	Amount of increase in Principal Amount of this Registered Global Security	Principal Amount of this Registered Global Security following such decrease or increase	Signature of authorized officer of Trustee

Exhibit A-R-11